EXHIBIT 21.1

KOPIN CORPORATION
SUBSIDIARIES OF KOPIN CORPORATION

The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).

Subsidiary	Type	State of Incorporation	Fiscal Year End
VS Corporation	W	Delaware	December 30

Kowon Technology Co., Ltd	M	Korea	December 31

Forth Dimension Displays, Ltd	W	United Kingdom	December 30

Kopin Display Corp	W	Delaware	December 30

Kopin Securities Corporation	W	Delaware	December 30

Kopin (HK), Ltd	W	Hong Kong	December 30

eMDT America Inc	M	California	December 31

Kopin Software Ltd	W	United Kingsom	December 31

Kopin Targeting Corp	W	Delaware	December 30

NVIS, Inc	W	Virginia	December 30